Exhibit 10.2

                              EMPLOYMENT AGREEMENT
                              --------------------

         This EMPLOYMENT AGREEMENT is made as of the 1st day of January, 2004, between COMCAST CORPORATION, a Pennsylvania corporation (together with its subsidiaries, the "Company"), and STEPHEN B. BURKE ("Employee").

                                   BACKGROUND

         Employee desires to have Employee's employment relationship with the Company be governed by the terms and conditions of this Agreement, which include material benefits favorable to the Employee. In return for such favorable benefits, Employee is agreeing to the terms and conditions contained in this Agreement which include material obligations on Employee.

                                    AGREEMENT

         Intending to be legally bound, the Company and Employee agree as follows:

         1. Position and Duties.

                  (a) Employee shall serve and the Company shall employ Employee in the position set forth on Schedule 1. Employee shall report directly to Brian
L. Roberts, President of the Company, in Philadelphia, Pennsylvania. The duties of Employee will be those assigned by Brian L. Roberts from time to time commensurate with Employee's education, skills and experience.

                  (b) Employee shall work full-time and devote Employee's reasonable best efforts to the business of the Company in a manner which will further the interests of the Company. Without the prior written consent of the Company, Employee shall not, directly or indirectly, work for or on behalf of any person or business, other than the Company. Nothing herein shall restrict Employee from engaging in non-compensatory civic and charitable activities with the consent of the Company, which consent shall not be unreasonably withheld or delayed. The Company shall be entitled to receive and own all of the results and proceeds of Employee's services hereunder (including, without limitation, inventions, patent rights, copyrights, trademark rights, literary material and any other intellectual property) produced or created by Employee during the Term (as defined in Paragraph 2). Employee will, at the request of the Company, execute such instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, protect, enforce and defend its right or title in or to any such items.

         2. Term. The term of this Agreement (the "Term") shall be from the date first-above written (the "Commencement Date") through the first to occur of: (i) the date this Agreement is terminated in accordance with Paragraph 6; or (ii) December 31, 2008. Notwithstanding the end of the Term, certain provisions of this Agreement, including, but not limited to, any payments to be made after the Term and the covenants contained in Paragraph 8, shall be enforceable after the end of the Term.



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         3. Compensation.

                  (a) Base Salary. Employee's salary from the Commencement Date through December 31, 2004 shall be at the annual rate set forth on Schedule 1 ("Base Salary"). Base Salary, less normal deductions, shall be paid to Employee in accordance with the Company's regular payroll practices in effect from time to time. Base Salary shall be increased for each subsequent calendar year (or portion thereof) in the Term as set forth on Schedule 1.

                  (b) Cash Bonus/Restricted Stock Grants. Employee shall receive cash bonus/restricted stock grants on the terms set forth in Schedule 1.

                  (c) Withholding. All compensation under this Agreement is subject to applicable tax withholding requirements.

                  (d) Section 162(m). If any part of the total compensation paid to Employee for the Company's taxable year in which such compensation would be paid would not be deductible by the Company for federal income tax purposes by reason of the limitation in Section 162(m) of the Internal Revenue Code of 1986, as amended, the compensation payable in such taxable year shall be paid only to the extent so deductible, assuming that it was the last compensation paid during such taxable year. The balance of the compensation shall be added to an unfunded account maintained on behalf of Employee substantially equivalent to those under the Company's Deferred Compensation Plan, to be paid to Employee in a subsequent tax year as if it were defined in accordance with the terms of the Deferred Compensation Plan and this subparagraph. The application or potential application of such Section 162(m) shall be determined in good faith by the Company based on available information prior to the date on which any compensation would otherwise be paid. The provisions of the subparagraph may be waived from time to time, in whole or in part, with the prior consent of the Company.

         4. Other Benefits. Employee shall be entitled to participate in the Company's benefit plans and programs (including deferred compensation, relocation benefits, group insurance programs, vacation benefits and applicable directors and officers liability insurance and indemnification and advancement of expenses provisions relating to claims made by third parties against Employee in Employee's role as an employee, officer or director of the Company), on the same terms and at the same cost to the Company and Employee as the Company's other executives at Employee's level receive from time to time, in accordance with the terms of such plans and programs. Nothing in this Agreement shall limit the Company's right to modify or discontinue any plans or programs at any time, provided no such action may adversely affect any vested rights of Employee thereunder. The provisions of this Paragraph 4 shall not apply to benefits and programs (including, without limitation, salary continuation) addressed in this Agreement, in which case the applicable terms of this Agreement shall apply.

         5. Business Expenses. The Company shall pay or reimburse Employee for reasonable travel, entertainment and other expenses incurred by Employee in connection with the performance of Employee's duties upon receipt of vouchers therefor submitted to the Company
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on a timely basis and in accordance  with the Company's  regular  procedures and practices in effect from time to time.


         6. Termination. The Company or Employee may terminate Employee's employment and the Company's obligations or liabilities under this Agreement, excluding any obligations the Company may have under Paragraph 7, in any of the following circumstances:

                  (a) Death of Employee. In the event of Employee's death.

                  (b) Disability. In the event Employee becomes substantially unable to perform Employee's duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause ("Disability") for a period of nine (9) consecutive months or for a cumulative period of fifty-two (52) weeks during the term of this Agreement.

                  (c) Discharge With Cause by the Company or Termination by Employee Without Good Reason.

                           (i) The Company may terminate this Agreement in any
of the following events ("Discharge With Cause"): Employee's fraud; misappropriation; embezzlement; gross negligence in the performance of Employee's duties; self-dealing; dishonesty; misrepresentation; conviction of a crime of a felony; material violation of any Company policy; material violation of the Company's Code of Ethics and Business Conduct; or material breach of any provision of this Agreement (which, as to the last three items, if capable of being cured, shall remain uncured following thirty (30) days written notice thereof).

                           (ii) Employee may terminate this Agreement without
Good Reason (as defined in subparagraph (d)(ii) below) at any time ("Without Good Reason").

                  (d) Discharge Without Cause by the Company or Termination by Employee With Good Reason.

                           (i) The Company may terminate this Agreement other
than on account of a Discharge With Cause at any time ("Discharge Without
Cause").

                           (ii) Employee may terminate this Agreement in any of
the following events ("With Good Reason"): assignment to Employee of any duties inconsistent in any material respect with Employee's education, skills and experience or any other action by the Company that results in a substantial diminution in Employee's position and duties; or material breach of any provision of this Agreement (which, as to either such items, if capable of being cured, shall remain uncured following thirty (30) days written notice thereof).

         7. Payments Upon Termination. Other than with respect to vested benefits, Employee's sole entitlement in the case of termination shall be as follows:

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                  (a) Death or Disability. Upon termination due to death or
Disability, Employee (or Employee's estate, as applicable) will be entitled to payment of Employee's then-current Base Salary for the period prior to termination and for the period of three (3) months thereafter, amounts payable on account of death or Disability under any benefit plans and programs, and any accrued but unused vacation time.

                  (b) Discharge With Cause by the Company or Termination by Employee Without Good Reason. If Employee is Discharged With Cause or Employee terminates Without Good Reason, Employee will be entitled to payment of Employee's then-current Base Salary for the period prior to termination.

                  (c) Discharge Without Cause by the Company or Termination by Employee With Good Reason. If Employee is Discharged Without Cause or Employee terminates With Good Reason:

                           (i) Employee shall continue to receive Employee's
then-current Base Salary and "health and welfare" benefit plans and programs for the period of time set forth on Schedule 1 from the date of Discharge Without Cause or termination by Employee With Good Reason, in exchange for a release by Employee of the Company with respect to all matters relating to Employee's employment (other than with respect to Employee's rights to vested benefits and under this Agreement). Employee shall also receive any accrued but unused vacation time.

                           (ii) Employee shall have no obligation to obtain
employment during the period in which Employee receives post-termination payments from the Company under this subparagraph (c). However, the Company's obligation for Base Salary under subparagraph (i) above shall be offset by any cash compensation from employment earned by Employee with another employer during such period, and its obligation to continue "health and welfare" benefits and programs shall cease upon Employee's eligibility for similar benefits from such other employer.

                           (iii) Employee shall receive that portion of cash
bonus/restricted stock grants which would have vested within the period of time set forth on Schedule 1 from the date of Discharge Without Cause, as if there had been no termination of employment.

                  (d) COBRA Rights. Nothing herein shall constitute a waiver by Employee of "COBRA" rights under federal law in connection with termination of employment.

         8. Non-Solicitation, Non-Competition and Confidentiality.

                  (a) During the Term and Employee's continued employment by the Company, and for a period of one year after termination of Employee's employment by the company for any reason (whether during or after the Term), Employee shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any customer, employee, consultant, independent

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contractor,  service provider or supplier of the Company to cease to do business or to terminate the employment or other relationship with the Company.

                  (b) (i) WHILE EMPLOYED BY THE COMPANY DURING THE TERM, AND FOR A PERIOD OF ONE YEAR AFTER TERMINATION OF EMPLOYEE'S EMPLOYMENT FOR ANY REASON (OTHER THAN AS A RESULT OF A DISCHARGE WITHOUT CAUSE) PRIOR TO THE EXPIRATION OF THE TERM (BUT NOT FOLLOWING TERMINATION OF EMPLOYEE'S EMPLOYMENT IN THE EVENT EMPLOYEE HAS REMAINED EMPLOYED FOR THE ENTIRE TERM), EMPLOYEE SHALL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN (AS A PRINCIPAL, PARTNER, DIRECTOR, OFFICER, AGENT, EMPLOYEE, CONSULTANT, OWNER, INDEPENDENT CONTRACTOR OR OTHERWISE), ANY ACTIVITIES FOR A COMPETITIVE BUSINESS. A "COMPETITIVE BUSINESS" SHALL BE DEFINED AS A BUSINESS (WHETHER CONDUCTED BY AN ENTITY OR INDIVIDUALS, INCLUDING EMPLOYEE IN SELF-EMPLOYMENT) THAT IS ENGAGED IN COMPETITION, DIRECTLY OR INDIRECTLY THROUGH ANY PARENT, SUBSIDIARY, AFFILIATE, JOINT VENTURE, PARTNERSHIP OR OTHERWISE, WITH ANY OF THE BUSINESS ACTIVITIES CARRIED ON BY THE COMPANY (OR BY THE SPECIFIC DIVISION OR ENTITY OF THE COMPANY IN WHICH EMPLOYEE IS EMPLOYED) OR ANY BUSINESS ACTIVITIES BEING PLANNED BY THE COMPANY OR EMPLOYEE'S DIVISION OR ENTITY (WITH EMPLOYEE'S KNOWLEDGE) AT THE TIME OF EMPLOYEE'S TERMINATION OF EMPLOYMENT. TO APPROPRIATELY TAKE ACCOUNT OF THE COMPETITIVE ENVIRONMENT IN THE CABLE TELEVISION INDUSTRY, THE COMPANY AND EMPLOYEE AGREE THAT BUSINESSES ENGAGED IN THE FOLLOWING ACTIVITIES SHALL BE DEEMED TO BE "COMPETITIVE BUSINESSES" HEREUNDER: THE DISTRIBUTION OF VIDEO PROGRAMMING TO RESIDENTIAL OR COMMERCIAL SUBSCRIBERS BY ANY TECHNOLOGY, INCLUDING, BUT NOT LIMITED TO, COAXIAL OR FIBER OPTIC CABLE, DIGITAL SUBSCRIBER LINE OR SMATV, SATELLITE OR WIRELESS DISTRIBUTION SYSTEMS; AS OF THE DATE HEREOF, SUCH BUSINESSES INCLUDE THE FOLLOWING COMPANIES AND THEIR PARENTS, CONTROLLED AFFILIATES AND SUCCESSORS:
ADELPHIA COMMUNICATIONS CORPORATION; CHARTER COMMUNICATIONS, INC.; COX COMMUNICATIONS, INC.; DIRECTTV, INC.; ECHOSTAR COMMUNICATIONS CORPORATION; KNOLOGY HOLDINGS, INC.; RCN CORPORATION; TIME WARNER INC.; AND WIDE OPEN WEST.

                           (ii) FOR A PERIOD OF ONE YEAR AFTER TERMINATION OF
EMPLOYEE'S EMPLOYMENT FOLLOWING THE EXPIRATION OF THE TERM (IN THE EVENT EMPLOYEE HAS REMAINED EMPLOYED FOR THE ENTIRE TERM), EMPLOYEE SHALL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN (AS A PRINCIPAL, PARTNER, DIRECTOR, OFFICER, AGENT, EMPLOYEE, CONSULTANT, OWNER, INDEPENDENT CONTRACTOR OR OTHERWISE), ANY ACTIVITIES FOR ANY OF THE FOLLOWING ENTITIES (OR THEIR SUCCESSORS) THAT IS ENGAGED IN COMPETITION WITH THE COMPANY'S VIDEO PROGRAMMING DISTRIBUTION OR HIGH SPEED DATA BUSINESSES, DIRECTLY OR INDIRECTLY THROUGH ANY PARENT, SUBSIDIARY, AFFILIATE, JOINT VENTURE, PARTNERSHIP OR

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OTHERWISE: BELLSOUTH CORP.; DIRECTTV,INC.,  ECHOSTAR COMMUNICATIONS CORPORATION;
QWEST COMMUNICATIONS INTERNATIONAL, INC.; SBC COMMUNICATIONS, INC., AND VERIZON COMMUNICATIONS, INC.

                           (iii) THESE RESTRICTIONS SHALL APPLY IN ANY
GEOGRAPHICAL AREA OF THE UNITED STATES IN WHICH THE COMPANY CARRIES OUT BUSINESS ACTIVITIES.

                           (iv) As a limited exception to the foregoing,
Employee shall not be prohibited from engaging in activities for a Competitive Business if all of the following conditions are met: (A) Employee is engaged to perform activities which are materially inferior as to skill level and scope of responsibility to the skill level and scope of responsibility involved in the Employee's employment hereunder; (B) the activities engaged in by Employee are not directly competitive with the activities engaged in by the Company; (C) Employee provides the Company with at least thirty (30) days written notice prior to commencing performance of activities for the Competitive Business; and
(D) Employee provides the Competitive Business with a copy of Paragraph 8 of this Agreement, and the Competitive Business gives the Company written assurance that it will not allow Employee to engage in any activities which would cause Employee to violate this Agreement.

                           (v) Nothing herein shall prevent Employee from owning
for investment up to five percent (5%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market. Further, if Employee is an attorney, Employee may engage in the practice of law in accordance with the canons of ethics of the state or states in which Employee is authorized or may be authorized to practice law.

                           (vi) Employee agrees that the lack of any specific
geographical limitation herein is reasonable in light of the broad geographical scope of the activities carried out by the Company in the United States.

                  (c) During the Term and at all times thereafter, Employee shall not, directly or indirectly, use for Employee's personal benefit, or disclose to or use for the direct or indirect benefit of anyone other than the Company (except as may be required within the scope of Employee's duties hereunder), any confidential information of the Company which Employee acquires in the course of Employee's employment, which is not otherwise lawfully known by and readily available to the general public. Confidential information includes, but is not limited to: business, marketing and accounting methods; policies, plans, procedures, strategies and techniques; research and development projects and results; software and firmware; trade secrets, know-how, processes and other intellectual property; names and addresses of employees and suppliers; and any data on or relating to past, present and prospective customers, including customer lists. Employee confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon Employee's termination of employment for any reason (whether during or after the Term), Employee shall deliver to the Company all correspondence, documents, books, records, lists and other materials relating to the Company's business, regardless of the medium in which such materials are maintained; and

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

Employee shall retain no copies in any medium (other than Employee's personal address book, electronic or otherwise), regardless of where or by whom such materials were kept or prepared. Nothing herein shall prevent Employee from complying with a valid subpoena or other legal requirement for disclosure of information; provided that Employee shall notify the Company promptly and in advance of disclosure if Employee believes Employee is under a legal requirement to disclose confidential information.

                  (d) Employee acknowledges that the restrictions contained in this Paragraph 8, in light of the nature of the business in which the Company is engaged and Employee's position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of these restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of Employee's violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction: (i) preliminary and permanent injunctive relief against Employee;
(ii) damages from Employee (including the Company's reasonable legal fees and other costs and expenses); and (iii) an equitable accounting of all compensation, commissions, earnings, profits and other benefits to Employee arising from such violation; all of which rights shall be cumulative and in addition to any other rights and remedies to which the Company may be entitled as set forth herein or as a matter of law.

                  (e) Employee agrees that if any portion of the restrictions contained in this Paragraph 8, or the application thereof, is construed to be invalid or unenforceable, the remainder of such restrictions or the application thereof shall not be affected and the remaining restrictions will have full force and effect without regard to the invalid or unenforceable portions. If any restriction is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the restriction shall then be enforceable in its reduced form.

                  (f) If Employee violates any such restrictions, the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee) shall not count toward or be included in the applicable restrictive period.

         9. Representations.

                  (a) Employee represents as follows:

                           (i) Employee has had the opportunity to retain and
consult with legal counsel and tax advisors of Employee's choice regarding the terms of this Agreement.

                           (ii) Subject to equitable principles, this Agreement
is enforceable against Employee in accordance with its terms.

                           (iii) This Agreement does not conflict with, violate
or give rise to any rights of third parties under, any agreement, order, decree or judgment to which Employee is a


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party or by which Employee is bound.


                  (b) The Company represents that:

                           (i) Subject to equitable principles, this Agreement
is enforceable against the Company in accordance with its terms.

                           (ii) This Agreement does not conflict with, violate
or give rise to any rights to third parties under, any agreement, order, decree or judgment to which the Company is a party or by which it is bound.

         10. Acceleration Event. The Company shall give Employee at least ten
(10) business days' notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated closing date of a transaction which the Board of Directors of the Company determines to be a change of control of the Company in circumstances where it is appropriate to accelerate the vesting of employee stock options. Upon receipt of such notice, all stock options of Employee shall become immediately exercisable in full, and until the day before such anticipated closing date (or such shorter period as the Company shall reasonably determine and so notify Employee), Employee shall be permitted to exercise all options with respect to up to the entire number of shares of the Company's common stock covered thereby. The Company may in such notice require that upon the close of the period described above during which an option may be so exercised such option shall terminate to the extent that it has not theretofore been exercised. Notwithstanding the foregoing, in the event the event which was the subject of such notice is not closed, options which were exercised shall be deemed not to have been exercised, any consideration received by the Company on account of the exercise price thereof shall be returned, and such options shall be exercisable thereafter (disregarding any acceleration of vesting as provided for above, which shall then be of no effect) to the same extent they would have been exercisable if no such notice had been given.

         11. Merger, Etc.

                  (a) If the Company merges with, or transfers all or substantially all of its assets to, or as part of a reorganization, restructuring or other transaction becomes a subsidiary of, another entity, such other entity shall be deemed to be the successor to the Company hereunder, and the term "Company" as used herein shall mean such other entity as is appropriate, and this Agreement shall continue in full force and effect.

                  (b) If the Company transfers part of its assets to another entity owned by the shareholders of the Company (or any substantial portion of them), or distributes stock or other interests in a subsidiary or affiliate of the Company to the shareholders of the Company (or any substantial portion of them), and Employee works for the portion of the Company or the entity so transferred, then such other entity shall be deemed the successor to the Company hereunder, the term "Company" as used herein shall mean such other entity, and this Agreement shall continue in full force and effect.

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         12. Jurisdiction; Governing Law. Litigation concerning this Agreement, if initiated by or on behalf of Employee, shall be brought only in a state or federal court in the Eastern District of Pennsylvania, or, if initiated by the Company, in such jurisdiction or in the jurisdiction in which Employee then resides or works. Employee consents to jurisdiction in the Eastern District of Pennsylvania without regard to Employee's residence or place of business. Employee and the Company irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction. Employee and the Company acknowledge and agree that any service of legal process by mail constitutes proper legal service of process under applicable law in any such action or proceeding. This Agreement shall be interpreted and enforced in accordance with the substantive law of the Commonwealth of Pennsylvania, without regard to any choice-of-law doctrines. In any litigation concerning this Agreement, the prevailing party shall be entitled to reimbursement from the other party for all costs of defending or maintain such action, including reasonable attorneys' fees.

         13. Notices. All notices referred to in this Agreement shall be given in writing and shall be effective: (a) if given by facsimile, when transmitted to the telecopy number below and an appropriate facsimile confirmation is received; or (b) if given by registered or certified mail, when received at the following address (with an appropriate receipt received):

                  if to Company to:

                  c/o Comcast Corporation
                  1500 Market Street
                  Philadelphia, PA  19102
                  Attention:  General Counsel
                  FAX: (215) 981-7794; and

                  if to Employee to: the Employee's address as indicated in the Company's records from time to time.

         14. Prior Agreement. This Agreement supercedes in its entirety the Executive Employment Agreement between the parties dated May 31, 2000, as amended by First Amendment to Executive Employment Agreement dated July 30, 2001.

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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first above written.


                                          COMCAST CORPORATION


                                          By: /s/ Arthur R. Block
                                             ----------------------------------


                                             EMPLOYEE:

                                          /s/ Stephen B. Burke
                                          ------------------------------
                                          Stephen B. Burke


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                                   SCHEDULE 1
                                   ----------


1. Position: Executive Vice President, Comcast Corporation; and President of the Cable Division of Comcast Corporation.

2.       Base Salary: $1,225,230.

3. Base Salary Increases: The greater of (i) 5% of the previous year's Base Salary or (ii) the percentage increase during the previous year in the Consumer Price Index for all urban consumers published by the U.S. Department of Labor or (if such index is discontinued) the nearest equivalent index, up to a maximum of 10%.

4.       Cash Bonus/ Restricted Stock Grant Terms:

         a. Cash bonuses on account of 2003 (payable in 2004) under the Company's Supplemental Cash Bonus Plan and Executive Cash Bonus Plan will be paid pursuant to their existing terms.

         b. Cash bonus of 50% of Base Salary, on account of 2004 (payable in 2005) and 2005 (payable in 2006), under the Company's Supplemental Cash Bonus Plan.

         c. Cash bonus of 50% of Base Salary, on account of 2004 (payable in 2005) through 2008 (payable in 2009), under the Company's Executive Cash Bonus Plan.

         d.       Cash signing bonus of $3,032,000, payable in January 2004.

         e. Grant of restricted stock to be made in January 2004, on the following terms: 300,000 shares of Class A Common Stock; vesting 100,000 shares in January 2005 and 50,000 shares each in January 2006 through January 2009.

5. Base Salary Continuation Period following Discharge Without Cause by the Company or Termination by Employee with Good Reason: 24 months.

6. Cash Bonus/Restricted Stock Continued Vesting Period following Discharge Without Cause: 12 months.




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